Exhibit 99.1

PRESS RELEASE

Inveresk Research Reports Record First Quarter Revenues and
Increases 2004 Earnings Guidance

•	Continuing strength in the first quarter of 2004:

•	Net service revenue increased by #33% to $#76.7 million

•	Pre-clinical and Clinical revenues increased #22% and #52% respectively

•	Income from operations $#12.8 million, compared with $#8.6 million in 2003

•	Operating margin 16.7% (14.9% in 2003)

•	Diluted EPS $0.31, compared with $0.20 in 2003

•	Platform for sustained growth in 2004 and beyond:

•	Pre-clinical expansions on track, latest addition in Edinburgh, Scotland, delivered ahead of schedule

•	Integration of PharmaResearch completed

•	New business signings in 12 months to March 31, 2004, total $350 million, $87 million in Q1

•	2004 full-year guidance increased — diluted EPS of $1.36 — $1.39 forecast

CARY, NC, May 4, 2004 – Inveresk Research Group, Inc. (Nasdaq: IRGI) today announced results for the first quarter ended March 31, 2004. Net service revenue for the first quarter was $#76.7 million, an increase of #33% compared with the first quarter of 2003. Income from operations in the quarter was $#12.8 million, or #16.7% of net service revenue, compared with income from operations of $#8.6 million for the same period in 2003.

Net income in the first quarter of 2004 was $12.3 million, or $0.31 per share on a diluted basis. This includes a $0.03 positive impact to diluted EPS arising from the recognition of a deferred tax asset on carried-forward tax losses in our US operations, net of share offering expenses and residual restructuring costs for the PharmaResearch acquisition.

“Inveresk continues to benefit from its acquisition strategy in recent years and the diversity of its service offering,” said Walter Nimmo, President and Chief Executive Officer of Inveresk Research Group, Inc. “Strong enquiry levels in the North American pre-clinical market in the last three quarters have been converted into new business signings, resulting in increasing revenues and an improved business mix at CTBR, our Montreal-based pre-clinical operations. CTBR recorded excellent results in the first quarter and we expect this to continue for the remainder of the year. At the same time our European pre-clinical operation maintained its strong performance of 2003, with demand for its toxicology services in particular remaining buoyant.

“The Clinical business segment delivered profits in line with expectations in the first quarter. Enquiry levels remain strong in North America and Europe, although seasonal factors and some project delays impacted revenues in the first quarter,” added Nimmo.

Favorable Canadian dollar and sterling exchange rate movements positively impacted results in the first quarter, although this was offset partially by a $0.4 million negative mark-to-market valuation adjustment with respect to interest rate hedges.

Net cash from operating activities totaled $#11.1 million for the three months ended March 31, 2004, compared with $4.8 million in the corresponding period in 2003. Capital expenditure totaled $5.8 million during the same period ($4.3 million in 2003). At March 31, 2004, the Company had gross financial debt of $56.9 million and cash and cash equivalents of $24.9 million. Net days sales outstanding at March 31, 2004 totaled 21.

For the twelve months ended March 31, 2004, new business signings totaled $350 million, $87 million of which were signed in the first quarter of 2004. At March 31, 2004, backlog amounted to approximately $295 million.

“The general environment for all of our businesses remains robust,” added Nimmo. “Our diverse service offering will allow Inveresk to meet or exceed our overall growth and profitability objectives for the full year. In light of these factors and our first quarter results, we are increasing our full-year EPS guidance to between $1.36 and $1.39 on a diluted basis.”

— ends —

Conference Call and Webcast Information

Inveresk Research will host a live conference call and webcast tomorrow, May 5, 2004 at 10:00 a.m. EDT to discuss its first quarter performance. To access the webcast, please visit http://www.inveresk.com. A replay of the webcast will be available shortly after the call until 5:00 p.m. EDT on Tuesday, May 11, 2004.

Contacts:

Paul Cowan, Chief Financial Officer	Matt Dallas
Inveresk Research Group, Inc.	Financial Dynamics
1 (919) 462-2354	1 (212) 850-5627
paul.cowan@inveresk.com	mdallas@fd-us.com

Information on Inveresk Research

Inveresk Research is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through its Pre-clinical and Clinical business segments, the Company offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. Inveresk Research is one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a world-wide basis. The Company’s client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies. For more information on Inveresk Research, visit our Web site at http://www.inveresk.com.

Statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest rate and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the company’s recent filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Form 10-K.

Inveresk Research Group, Inc.

Condensed Consolidated Statements of Operations
($ in thousands, except per share and share data)
(Unaudited)

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
	2004	2003
Net service revenue	$76,738	$57,684
Direct costs excluding depreciation	(39,921)	(29,278)

	36,817	28,406
Selling, general and administrative expenses:
Share offering expenses	(306)	(658)
Other selling, general and administrative expenses	(19,853)	(16,228)

Total selling, general and administrative expenses	(20,159)	(16,886)
Depreciation	(3,465)	(2,949)
Amortization of intangibles	(348)	—

Income from operations	12,845	8,571
Interest income	101	72
Interest expense	(899)	(971)

Income before income taxes	12,047	7,672
Provision for income taxes	250	(295)

Net income	$12,297	$7,377

Earnings per share:
Basic	$0.32	$0.20
Diluted	$0.31	$0.20
Number of common shares outstanding:
Basic	37,923,816	36,081,610
Diluted	39,160,749	37,366,463

Inveresk Research Group, Inc.

Segment Analysis
($ in thousands)
(Unaudited)

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
	2004	2003
Net service revenue:
Pre-clinical	$44,377	$36,329
Clinical	32,361	21,355
Total	76,738	57,684
Net service revenue less direct costs excluding depreciation:
Pre-clinical	23,213	19,505
Clinical	13,604	8,901
Total	36,817	28,406
Net service revenue less direct costs excluding depreciation, as a percentage of net service revenue:
Pre-clinical	52.3%	53.7%
Clinical	42.0%	41.7%
Total	48.0%	49.2%
Income from operations:
Pre-clinical	11,744	8,782
Clinical	4,173	2,263
Corporate overhead	(3,072)	(2,474)
Total	12,845	8,571
Income from operations as a percentage of net service revenue:
Pre-clinical	26.5%	24.2%
Clinical	12.9%	10.6%
Total	16.7%	14.9%

Inveresk Research Group, Inc.

Consolidated Balance Sheet Data
($ in thousands)

	March 31,
	2004	December
	(Unaudited)	31, 2003
Total current assets	$119,335	$115,011
Total other assets	338,083	334,068
Total current liabilities	(110,317)	(116,393)
Total other liabilities	(98,295)	(98,511)

Total shareholders’ equity	$248,806	$234,175

Capital Employed

	March 31,
	2004	December
	(Unaudited)	31, 2003
Total shareholders’ equity	$248,806	$234,175
Current portion of long-term debt	7,634	7,857
Long-term debt	49,220	50,941
Cash and cash equivalents	(24,928)	(24,579)

Total capital employed	$280,732	$268,394